Exhibit 10.1
AMENDMENT NO. 2 TO
AMENDED AND RESTATED EXECUTIVE AGREEMENT
     This Amendment No. 2 to Amended and Restated Executive Agreement (the “Second Amendment”) is effective as of April 12, 2010 and amends that certain Amended and Restated Executive Agreement effective as of June 24, 2008 (the “Original Agreement”), as amended by Amendment No. 1 to Amended and Restated Executive Agreement effective as of September 25, 2009 (“the “First Amendment”) (the Original Agreement, as amended by the First Amendment, the “Agreement”) between Huttig Building Products, Inc., a Delaware corporation (the “Company”), and Jon Vrabely (the “Executive”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Second Amendment, the parties hereto agree that the Agreement is amended as follows effective as of the date first above written:
1. Reinstatement of Original Base Salary. Paragraph 3(a)(i) of the Agreement is hereby amended so that, effective for pay periods beginning on and after April 12, 2010, Executive’s annual base salary shall be Four Hundred Thousand Dollars ($400,000.00) and the temporary salary reduction effected by the First Amendment shall no longer be in effect.
2. No Other Changes; Execution in Counterparts. Except as specifically modified by this Second Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but of which shall constitute one and the same instrument.

Huttig Building Products, Inc.
By:	/s/ Robert S. Evans
Title: Chairman

EXECUTIVE:
/s/ Jon Vrabely
Jon Vrabely